EXHIBIT 11

           EXECUTONE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                      Three Months Ended            Six Months Ended
                                            June 30,                     June 30,
                                     1996           1995           1996          1995

NET INCOME (LOSS)               $ 23,860,000   $ (39,936,000)  $ 18,502,000 $ (39,817,000)

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING       51,878,000      46,590,000     51,865,000    46,268,000

COMMON STOCK EQUIVALENT SHARES
  ASSUMED TO BE ISSUED FOR DILUTIVE
  STOCK OPTIONS AND WARRANTS         925,000             ---        908,000           ---

TOTAL WEIGHTED AVERAGE COMMON
  AND COMMON EQUIVALENT SHARES
  OUTSTANDING                     52,803,000      46,590,000     52,773,000    46,268,000


EARNINGS (LOSS) PER COMMON
  SHARE                          $      0.45    $      (0.86)  $       0.35 $       (0.86)





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